EXHIBIT 4.2



                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT



     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), is dated as of October 15, 2000, between Chevron Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 23, 1998 (the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Amendment of Section 1.
        -----------------------

        Section 1(a) of the Rights Agreement is amended by amending the definition of "Acquiring Person" by deleting the word "or" immediately preceding clause (iv) thereof and by adding the following new phrase immediately preceding the period at the end of clause (iv) thereof:

     "; and (v) Texaco Inc., a Delaware corporation ("Texaco"), until such time as Texaco, together with all Affiliates and Associates of Texaco, shall be the Beneficial Owner of securities representing 20% or more of the shares of Common Stock then outstanding"

     2. Effectiveness.
        --------------

        This Amendment shall be deemed effective as of October 15, 2000 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3. Miscellaneous.
        --------------

        This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                               CHEVRON CORPORATION


                                           /S/  LYDIA I. BEEBE
                               By:      ______________________________
                                        Name:  Lydia I. Beebe
                                        Title:  Secretary


                               CHASEMELLON
                               SHAREHOLDER SERVICES L.L.C.


                                          /S/  ANDREW M. WILCOX
                               By:      ______________________________
                                        Name:  Andrew M. Wilcox
                                        Title:  Regional Director


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